UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 4, 2023 (September 28, 2023)

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 3165

Harrisburg, Pennsylvania 17105

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	RAD	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 28, 2023, Rite Aid Corporation (the “Company”) received written notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that the Company is no longer in compliance with NYSE continued listing standards set forth in Section 802.01B (the “Minimum Market Capitalization Standard”) and Section 802.01C (the “Minimum Stock Price Standard”) of the NYSE’s Listed Company Manual due to the fact that (i) the Company’s average total market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, its stockholders’ equity was less than $50 million; and (ii) the average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30 trading-day period. As described in the Notice, as of September 27, 2023, (a) the Company’s 30 trading-day average market capitalization was approximately $49.97 million and its last reported stockholders’ deficit as of June 3, 2023, was approximately $(947.4) million; and (b) the 30 trading-day average closing price of the Company’s common stock was $0.88 per share.

Pursuant to the NYSE rules, the Company has ten business days from receipt of the Notice to send a letter to the NYSE confirming receipt of the Notice and to indicate whether it intends to cure the deficiencies. If the Company determines to cure such deficiencies, the Company would then submit a business plan within 45 days of receipt of the Notice that demonstrates compliance with the Minimum Market Capitalization Standard within 18 months of receipt of the Notice. Upon receipt of such plan, the NYSE would have up to 45 days to review and determine whether the Company has made a reasonable demonstration of its ability to come into conformity with the relevant standards within the cure period. The NYSE may either accept the plan, at which time the Company would be subject to ongoing quarterly monitoring for compliance with the plan, or the NYSE may not accept the plan and the Company would be subject to suspension and delisting proceedings.

The Company has six months from receipt of the Notice, or until the Company’s next annual meeting of stockholders if stockholder approval is required, to regain compliance with the Minimum Stock Price Standard by bringing its share price and 30 trading-day average share price above $1.00. Pursuant to the NYSE’s Minimum Stock Price Standard rules, the Company can regain compliance with the Minimum Stock Price Standard if, on the last trading day of any calendar month during the six-month cure period after its receipt of the Notice, the Company has (i) a closing share price of at least $1.00, and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. In the event that, at the expiration of the six-month cure period, both a $1.00 closing share price on the last trading day of the cure period and a $1.00 average closing share price over the 30 trading-day period ending on the last trading day of the cure period are not attained, the NYSE will commence suspension and delisting procedures.

Under the NYSE rules, the Company’s common stock will continue to be listed and traded on the NYSE during the independent cure periods outlined above, subject to the Company’s compliance with other continued listing requirements. The current noncompliance with the NYSE listing standards does not affect the Company’s ongoing business operations or its U.S. Securities and Exchange Commission reporting requirements, nor does it trigger any violation of its material debt or other obligations. As previously disclosed by the Company, including in its Quarterly Report on Form 10-Q for the quarter ended June 3, 2023, filed with the U.S. Securities and Exchange Commission on July 11, 2023, the Company has been engaged in reviewing and continues to review strategic alternatives to recapitalize, refinance or otherwise optimize its capital structure (the “Ongoing Review”), which may ultimately result in the Company pursuing one or more significant corporate transactions or other remedial measures. The Ongoing Review includes an evaluation of available options to regain compliance with the NYSE’s continued listing standards. The Company can provide no assurances that it will be able to satisfy any of the steps outlined above and maintain the listing of its shares on the NYSE or the results of the Ongoing Review.

A copy of the press release announcing the receipt of the Notice is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated October 4, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITE AID CORPORATION

Dated: October 4, 2023	By:	/s/ Matthew C. Schroeder
		Name:	Matthew C. Schroeder
		Title:	Executive Vice President and Chief Financial Officer